Exhibit 99.1

Newfield Exploration Provides Update on Non-Strategic Asset Sales
Program to generate proceeds of approximately $735 million
2011 total Company production was 300 Bcfe, with more than 20% growth in oil/liquids

The Woodlands, Texas – February 6, 2012 – Newfield Exploration Company (NYSE: NFX) today provided an update on its ongoing sale of non-strategic assets. The program to date will generate estimated proceeds of approximately $735 million. This includes approximately $400 million of sales closed in 2011 and an additional $335 million in sales that are expected to close in early 2012.

In 2011, Newfield grew its oil and liquids production more than 20%. Natural gas volumes declined approximately 5% in 2011 due to reduced capital investments in gas assets and natural field declines. For the full year 2011, the Company produced approximately 300 Bcfe. On a pro forma basis, excluding the production associated with assets sold in 2011 and the anticipated closings in early 2012, full year 2011 production would have been approximately 290 Bcfe.

“Our focus over the last several years has been on oil,” said Lee K. Boothby, Newfield Chairman, President and CEO. “We are re-allocating our people and using proceeds from recent asset sales to drive strong oil growth. For 2012, we will direct substantially our entire budget to oil and liquids-rich opportunities. As a result, we expect to again generate more than 20% growth in our 2012 oil and liquids volumes. With a lack of investment and natural declines, our natural gas volumes will continue to fall. In the second half of 2012, we anticipate that approximately 50% of our production will be from oil and liquids assets... this compares to just one-third of production just three years ago. With today’s weak natural gas prices, investing in oil growth is clearly the right economic choice to create the most value for our shareholders.”

Boothby continued, “As evidenced through our asset sales program, we are committed to living within our internal resources. We will continue to monetize assets over time that are non-strategic to our future and use the proceeds to high-grade our investment inventory.”

With the continued emphasis on oil growth and its focus on developing long-lived onshore resource plays, Newfield now considers its Gulf of Mexico assets to be “non-strategic.” Newfield is not planning to drill any additional exploratory wells in the Gulf of Mexico and will explore all options in 2012 to create value from these assets.

Newfield will release its fourth quarter and full year 2011 financial and operating results on February 21, following the market close. A conference call with management will held at 10 a.m. CST, February 22, 2012. To participate in the call, dial 719-325-2481 or listen through the investor relations section of our website at http://www.newfield.com.

Newfield Exploration Company is an independent crude oil and natural gas exploration and production company. The Company relies on a proven growth strategy of growing reserves through an active drilling program and select acquisitions. Newfield's domestic areas of operation include the Mid-Continent, the Rocky Mountains, onshore Texas, Appalachia and the Gulf of Mexico. The Company has international operations in Malaysia and China.

**This release contains forward-looking information. All information other than historical facts included in this release, such as information regarding estimated or anticipated drilling plans, is forward-looking information. Although Newfield believes that these expectations are reasonable, this information is based upon assumptions and anticipated results that are subject to numerous uncertainties and risks. Actual results may vary significantly from those anticipated due to many factors, including drilling results, oil and gas prices, industry conditions, the prices of goods and services, the availability of drilling rigs and other support services, the availability of refining capacity for the crude oil Newfield produces from its Monument Butte field in Utah, the availability and cost of capital resources, new regulations or changes in tax legislation, labor conditions and severe weather conditions (such as hurricanes). In addition, the drilling of oil and gas wells and the production of hydrocarbons are subject to numerous governmental regulations and operating risks. Other factors that could impact forward-looking statements are described in "Risk Factors" in Newfield's 2010 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other subsequent public filings with the Securities and Exchange Commission, which can be found at www.sec.gov. Unpredictable or unknown factors not discussed in this press release could also have material adverse effects on forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. Unless legally required, Newfield undertakes no obligation to publicly update or revise any forward-looking statements.

For information, contact:

Investor Relations:	Steve Campbell (281) 210-5200
Danny Aguirre (281) 210-5203
Media Relations	Keith Schmidt (281) 210-5202

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